                Exhibit 3.123

ARTICLES OF INCORPORATION

OF

REM-CONSULTING OF WISCONSIN, INC.

The undersigned, being of full age and for the purpose of forming a corporation under Wisconsin Statutes Chapter 180, does hereby adopt the following Articles of Incorporation:

ARTICLE I

The name of this corporation shall be REM-CONSULTING OF WISCONSIN, INC.

ARTICLE II

The name, location and address of this corporation’s registered agent and office in this state shall be CT Corporation System, 222 West Washington Avenue, Madison, County of Dane, Wisconsin.

ARTICLE III

The purpose which the corporation is authorized to pursue is, or includes, the transaction of all lawful business for which the corporation may be incorporated under the Wisconsin Business Corporation Act.

ARTICLE IV

The total authorized shares of this corporation shall consist of Two Thousand Eight Hundred (2,800) voting common shares.  The common stock of this corporation shall have no par value.

ARTICLE V

Shareholders shall have no rights of cumulative voting.

ARTICLE VI

Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

ARTICLE VII

The name and address of the incorporator of this corporation is:

Ellen W. McVeigh

Gray, Plant, Mooty, Mooty & Bennett, P.A.

3400 City Center

33 South Sixth Street

Minneapolis, MN 55402

ARTICLE VIII

The Board of Directors of this corporation shall consist of three (3) directors or such other number of directors as shall be fixed in the manner provided in the By-Laws of this corporation.

The initial Board of Directors of this Corporation shall consist of the following persons:

Thomas E. Miller

Douglas V. Miller

Craig R. Miller

ARTICLE IX

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by

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all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

IN WITNESS WHEREOF, the undersigned has set her hand this 11th day of February 1985.

/s/ Ellen W. McVeigh
Ellen W. McVeigh

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 11th day of February, 1985, by Ellen W. McVeigh.

/s/ Barbara A. Abramson
Notary Public Hennepin County, MN
My Commission expires Aug. 9, 1989

[SEAL]

This document was executed outside Wisconsin and the name of the draftsman is not required.

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FORM 4.SEC STATE 1980	State of Wisconsin	CORPORATION DIVISION
Stock – AMENDMENT	SECRETARY OF STATE
Madison, Wisconsin 53702

Resolved, That Article I of the Articles of Incorporation of this corporation be amended to read as follows:

ARTICLE I

The name of this corporation shall be REM-Wisconsin, Inc.

The undersigned officers of REM-CONSULTING OF WISCONSIN, INC. whose registered office is located in Dane County, Wisconsin certify:

(Use correct and complete corporate name)

☒ The foregoing amendment of the articles of incorporation of said corporation was consented to in writing by the holders of all shares entitled to vote with respect to the subject matter of said amendment, duly signed by said shareholders or in their names by their duly authorized attorneys, on the 19 day of December, 1986, such amendment to be effective on adoption and filing

OR 2.                   The foregoing amendment of the articles of incorporation of said corporation was adopted by the shareholders on the 19 day of December 1986 by the following vote:

			VOTE ON ADOPTION
Class	Number of SHARES outstanding	Number of SHARES entitled to vote	Number of affirmative votes CAST	Number of affirmative votes REQUIRED
Common	102	102	102	52

Preferred

3. (See instruction 6).

Executed in duplicate and seal (if any) affixed this 19 day of December 1986

/s/ Thomas E. Miller
President

(Affix seal or state that there is none)	/s/ Craig R. Miller
Secretary

This document was drafted by Ellen B. McVeigh (See instruction 11)

(Please print or type name)

AMENDMENT — STOCK

Mail Returned Copy to:

[FILL IN THE NAME AND ADDRESS HERE]	STATE OF WISCONSIN
FILED
C T Corporation System Inc.
405 Second Avenue, South	DECEMBER 26 1986
Minneapolis, Minnesota 55401
DOUGLAS LA FOLLETTE
SECRETARY OF STATE

INSTRUCTIONS

         1.  An amendment may be effected in either of two ways. The first method is by vote of shareholders, at a shareholders' meeting. The second method is by written consent of the shareholders, without a meeting.

         2.  If the amendment is effected by written consent, use item 1 and strike item 2.

         3.  If the amendment is effected by vote of shareholders, use item 2 and strike item 1.

         4.  Section 180.25 Wis. Stats. covers the vote necessary to adopt an amendment. For corporations organized on or after January 1, 1973, the statutory minimum is a majority of the shares entitled to vote on the matter. For corporations previously organized the statutory minimum is 2/3 of the shares entitled to vote unless the Articles provide for the majority vote. (If class voting is applicable the same minimum requirements must be met for each class as well as for the total shares entitled to vote.)

         5.  When the amendment is effected by written consent, ALL shareholders entitled to vote on the subject matter must sign the consent. See section 180.52 to determine what classes or series are entitled to vote on the subject matter.

         6.  The space at item 3 is for use in complying with subsecs. (6) and (7) of Sec. 180.53 of the statutes, reading:

         (  )  If such amendment provides for an exchange, reclassification or cancellation of issued shares, and if the manner in which the same shall be effected is not set forth in the amendment, then a statement of the manner in which the same shall be effected;

         (  )  If such amendment effects a change in the amount of stated capital, then a statement of the manner in which the same is effected and a statement, expressed in dollars, of the amount of stated capital as changed by such amendment.

         7.  Execute and submit in duplicate original. Furnish Secretary of State with two identical copies of the document. One copy will be retained (filed) by Secretary of State and the other copy returned as you indicate in the space above. The copy that is returned must be recorded with the Register of Deeds of the county in which the registered office of the corporation is located.

         8.  Affix corporate seal. Make sure that each of the copies of the document has an impression of the corporate seal. If the corporation does not have a seal, write or type "NO SEAL" on each of the copies.

         9.  Have the President and Secretary of the corporation sign. A Vice-President may sign in lieu of the President, and an Assistant Secretary may sign in lieu of the Secretary. Make sure that each of the copies has original signatures — carbon copy, xerox, or rubber stamp signatures are not acceptable.

         10.  FEES.  The fee for filing amendment is $25, or more, to be submitted with the document. Make check or money order payable to SECRETARY OF STATE. Your cancelled check is your receipt. If the amendment relates to shares, ADDITIONAL FEE may be due. The basic rate on shares is $1.25 per $1,000 on shares having par value, and/or 2½ cents per share, on shares of no par value. Compute the fee at such rates on the aggregate number of authorized shares AFTER giving effect to the amendment. Deduct thereform the fee applicable to the authorized shares BEFORE amendment. The remainder, if any, is the additional fee due.

         11.  Section 14.38(14) Wisconsin Statutes provides that this document shall not be recorded unless the name of the person (individual) who, or the governmental agency which, drafted it is printed, typewritten, stamped or written thereon in a legible manner. The statement printed on this document, if completed, complies with this provision. This must be completed on each of the duplicate originals.

Sec. 180.1006	State of Wisconsin
Wis. Stats.	Department of Financial Institutions

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A.    The present corporate name (prior to any change effected by this amendment) is:

REM-Wisconsin, Inc.

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

THAT Article I of the Articles of Incorporation be amended to read as follows:

ARTICLE I

The name of this Corporation shall be REM Wisconsin, Inc.

FILING FEE - $40.00, or more SEE instructions, suggestions and procedures on following pages.

DFI/CORP/4(R5/99) Use of this form is voluntary.

B.    Amendment(s) adopted on May 24, 2000 to be effective August 1, 2000

(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐  In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☒  In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐  In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C.	Executed on	7-12-00	/s/ Craig R. Miller
		(Date)	(Signature)
Title: ☐ President ☒ Secretary
or other officer title			Craig R. Miller
(Printed name)

This document was drafted by	Amy Dahl, Gray Plant Mooty, 3400 City Center, 33 S. 6th St. Minneapolis, MN 55402
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy of Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 or more, payable to the department.  (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

DFI/CORP/41(R5/99)

ARTICLES OF AMENDMENT—Stock, For-Profit Corporation

EFFECTIVE DATE: August 1, 2000.

Gray Plant Mooty	STATE OF WISCONSIN
3400 City Center, 33 S. 6th St.	FILED
Minneapolis, MN 55402
JUL 27 2000
ATTN: Nancy G. Barber, Paralegal
DEPARTMENT OF
FINANCIAL INSTITUTIONS

A.    Your return address and phone number during the day: (612) 343-2856.

INSTRUCTIONS (Continued)

A.    State the name of the corporation (before any changes effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., "Resolved, that Article I of the articles of incorporation be amended to read: . . . . . (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.    Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark ☒ one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors—Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders—Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats, for specific information.

By Incorporators or Board of Directors—Before issuance of shares—See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.    Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - Minimum fee is $40.00. If the amendment increases the number of authorized shares, provide an additional fee of 1 cent for each newly-authorized share.

DFI/CORP/4I(R5/99)